UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2011

Commission file number 333-113658

Sensus (Bermuda 2) Ltd.	Sensus USA Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8601 Six Forks Road, Suite 700, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4000

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2011, Sensus (Bermuda 2) Ltd. and Sensus USA Inc. (collectively, the “Company”) announced the appointment of James Hilty as the Company’s interim Chief Financial Officer. At 51 years of age, Mr. Hilty has served as the Company’s Vice President of Business Development since April 2000, focusing on corporate development, strategic planning and investor relations. He has over 19 years of experience with the Company in various corporate level finance and business development positions as well as operational level finance experience. Mr. Hilty has 10 years of prior audit and tax experience with Ernst & Young LLP. He holds a B.S. in Business Administration and is a Certified Public Accountant.

Mr. Hilty’s appointment occurred upon the resignation of Jeffrey Kyle, the Company’s current Chief Financial Officer, on January 14, 2011. In connection with his resignation, Mr. Kyle and the Company have entered into a separation agreement, waiver and general release (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Kyle will receive (i) a lump-sum payment in the amount of $217,500, which represents Mr. Kyle’s base salary for a period of nine months, less applicable withholding taxes and payroll deductions, (ii) a lump-sum payment in the amount of $9,589.56 in respect of Mr. Kyle’s required percentage of COBRA health insurance premiums for a period of nine months, less applicable withholding taxes and payroll deductions, (iii) a gross-up payment in the amount of the federal and state taxes paid by Mr. Kyle on relocation payments made to him by the Company pursuant to the Company’s relocation policy and (iv) certain other benefits required by law to be provided after termination of employment. In addition, the Company has agreed to release Mr. Kyle from his obligation to repay $75,000 to the Company in connection with certain relocation expenses and to make a gross-up payment to Mr. Kyle in the amount of any federal and state tax obligations of Mr. Kyle arising as a result of this release.

During the term of his employment, Mr. Kyle received grants of options to purchase Class B common stock of Sensus Metering Systems (Bermuda 1) Ltd. under the Sensus Metering Systems 2007 Stock Option Plan in the amounts of 50,000 shares and 25,000 shares in December 2008 and January 2010, respectively. All of those options have been terminated with the exception of a portion of the December 2008 grant in the amount of 20,000 shares, which had vested prior to Mr. Kyle’s resignation. The Separation Agreement remains subject to revocation by Mr. Kyle for a period of seven days. A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Company has commenced a national search for Mr. Kyle’s permanent replacement. There is no arrangement or understanding between Mr. Hilty and any other person pursuant to which Mr. Hilty was selected as an officer of the Company. There are no relationships or related party transactions involving Mr. Hilty or any member of his immediate family required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement, Waiver and General Release, dated January 21, 2011, by and between Sensus USA Inc. and Jeffrey J. Kyle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS (BERMUDA 2) LTD.

Dated: January 21, 2011	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President

SENSUS USA INC.

Dated: January 21, 2011	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President